Exhibit 99.1

Contact:         Deborah Hileman

                        Vice President, Corporate Communications & Investor Relations

                        303-495-1210

                        Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

RESULTS OF OPERATIONS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2007

Highlights:

•                  Diluted earnings per share were $0.31 for the fourth quarter compared to $0.25, an increase of 23.1% over the same quarter last year;

•                  Diluted earnings per share were $1.39 for the year ended December 31, 2007 compared to $0.92, an increase of 50.9% over the same period last year;

•                  Net revenue was $537.2 million for the fourth quarter, an increase of 7.2% compared to the same quarter last year;

•                  Adjusted EBITDA was $50.5 million for the fourth quarter, an increase of 12.1% compared to the same quarter last year;

•                  Full year 2008 EPS guidance in the range of $1.57 — $1.63 per diluted share; and Adjusted EBITDA guidance in the range of $225.0 - $230.0 million.

Greenwood Village, Colorado (February 12, 2008) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the fourth quarter and year ended December 31, 2007.

William A. Sanger, Chairman and Chief Executive Officer, said, “We continue to be pleased with our success at EMSC.  EmCare has again shown exceptional year-over-year growth. At AMR, we believe our national contracting strategy, which has led to the signing of several new national agreements in the past year, will provide a strong foundation for revenue growth in 2008.”

Results of Operations for the Fourth Quarter 2007

For the fourth quarter ended December 31, 2007, EMSC generated net revenue of $537.2 million, an increase of 7.2% compared to the same quarter last year. The Company had Adjusted EBITDA of $50.5 million, an increase of 12.1% compared to the same quarter last year. A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC’s net income was $13.4 million, or $0.31 per diluted share for the fourth quarter of 2007, compared to net income of $10.8 million, or $0.25 per diluted share, for the same quarter last year. The improvement in earnings is primarily due to an increase in patient encounters, reduced restructuring charges and favorable results from our risk mitigation programs.

Operating cash flows for the quarter ended December 31, 2007, were $40.9 million, compared to $42.1 million for the same quarter last year. Operating cash flows were affected primarily by changes in net income, accounts receivable and accounts payable and accrued liabilities. Accounts receivable increased by $4.0 million for the quarter ended December 31, 2007, compared to a $9.5 million increase for the same period in 2006.  The change in accounts payable and accrued liabilities is primarily attributable to the timing of payments for accounts payable, incentive compensation and restructuring costs.

Net cash provided by investing activities was $10.9 million for the quarter ended December 31, 2007, compared to $25.5 million used in investing activities for the same quarter last year.  The change was primarily a result of reductions in capital expenditures of $10.4 million, reduced acquisition funding of $12.0 million, and net decreases in insurance collateral of $14.8 million.

Net cash used in financing activities was $45.3 million for the quarter ended December 31, 2007, compared to $0.2 million provided by financing activities for the same quarter last year.  The variance related primarily to repayments of $39.0 million under the Company’s revolving credit facility for the quarter ended December 31, 2007. As of December 31, 2007, there were no amounts outstanding under our revolving credit facility.

Results of Operations for the Year Ended December 31, 2007

For the year ended December 31, 2007, EMSC generated net revenue of $2.1 billion, an increase of 8.9% compared to the same period last year. Adjusted EBITDA was $210.2 million, an increase of 21.0% compared to the same period last year.

EMSC generated net income of $59.8 million, or $1.39 per diluted share for the year ended December 31, 2007, compared to net income of $39.1 million or $0.92 per diluted share, an increase of 50.9% in diluted earnings per share over the same period last year.

Operating cash flows for the year ended December 31, 2007, were $97.8 million, compared to $165.7 million for the same period last year. Operating cash flows were affected by changes in net income, accounts receivable and accounts payable and accrued liabilities. Accounts receivable increased by $75.0 million for the year ended December 31, 2007, primarily as a result of year-over-year growth in EmCare net revenue and delays resulting from the billing system conversion in certain AMR southern California markets.  Delays in provider enrollment noted in previous releases also contributed to the change in operating cash flows.  Accounts receivable increased by $4.7 million in 2006 and was positively impacted by the collection of $29.0 million in hurricane-related and income tax receivables recorded during 2005.  The change in accounts payable and accrued liabilities is primarily attributable to the timing of payments between 2007 and 2006.

Net cash used in investing activities was $100.2 million for the year ended December 31, 2007, compared to $113.1 million for the same period in 2006.  The decrease related primarily to reduced net insurance collateral funding of $39.2 million, and a $21.5 million reduction in net capital expenditures partially offset by an increase in expenditures for acquisitions of $52.1 million over the same period in 2006.

For the year ended December 31, 2007, net cash used in financing activities was $8.0 million, compared to $31.3 million in 2006.  The variance related primarily to unscheduled payments of approximately $19.4 million on the Company’s senior secured credit facility in 2006.  Activity in 2007 included borrowings and repayments under our revolving credit facility primarily used to fund acquisitions. At December 31, 2007, there were no amounts outstanding under the Company’s revolving credit facility.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the quarter ended December 31, 2007, AMR generated net revenue of $304.9 million, an increase of 1.3% compared to the same quarter last year. Adjusted EBITDA was $18.4 million, a decrease of 1.8% compared to the same quarter last year.  The decrease in Adjusted EBITDA is primarily attributable to increased wages including costs associated with our billing conversion, the impact of exiting selected underperforming markets, higher fuel costs and increased insurance expenses due to higher favorable adjustments in the quarter ended December 31, 2006.

For the twelve months ended December 31, 2007, AMR generated net revenue of $1.2 billion, an increase of 2.5% compared to the same period last year.  Adjusted EBITDA was $92.7 million, an increase of 2.3% compared to the same period last year.

EmCare

For the fourth quarter ended December 31, 2007, EmCare generated net revenue of $232.3 million, an increase of 16.2% compared to the same quarter last year, resulting from volume and revenue increases on new and existing contracts.  Adjusted EBITDA was $32.1 million, an increase of 22.0% compared to the same quarter last year. The increase in Adjusted EBITDA resulted primarily from the net impact of revenue growth during the period and from lower current period insurance costs.

For the twelve months ended December 31, 2007, EmCare generated net revenue of $887.8 million, an increase of 19.2% compared to the same period last year. Adjusted EBITDA was $117.5 million, an increase of 41.5% compared to the same period last year, primarily due to the net impact of revenue increases at existing and net new contracts and continued favorable risk management trends.

Guidance

The Company recently announced earnings guidance for the 2008 fiscal year ending December 31, 2008.  The Company expects full year diluted earnings per share between $1.57 and $1.63.  Full year Adjusted EBITDA is expected to be in the $225.0 million to $230.0 million range.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, February 12, 2008, at 11:00 a.m. EST, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2007, EMSC provided services to nearly 10.6 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other income, realized gain (loss) on investments, interest expense, and depreciation and amortization.  Adjusted EBITDA is commonly used by management and investors as a performance measure and a liquidity indicator. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range.  Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Financial Statement Presentation Changes

As of the quarter ended June 30, 2007, the Company modified its presentation of interest income derived from restricted funds held for its insurance programs.  Interest income related to these restricted funds, which was previously included as an offset to insurance expense, is now being recorded as a separate line item, “Interest income from restricted assets,” and is included in the Company’s presentation of Adjusted EBITDA. Prior periods have been reclassified for comparative purposes.  The components included in Adjusted EBITDA are the same as the components included in EBITDA in presentations for periods prior to June 30, 2007.

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA1

(in thousands, except shares, per share data and other information)

	Quarter ended December 31,		Year ended December 31,
	2007 [2]	2006 [2]	2007 [2]	2006

Net revenue	$537,210	$500,933	$2,106,993	$1,934,205
Compensation and benefits	376,894	343,268	1,455,970	1,333,648
Operating expenses	78,787	78,636	317,518	294,806
Insurance expense	15,066	15,748	66,308	74,258
Selling, general and administrative expenses	17,811	14,734	61,893	57,403
Depreciation and amortization expense	18,318	16,960	70,483	66,005
Restructuring charges	—	5,183	2,242	6,369
Income from operations	30,334	26,404	132,579	101,716
Interest income from restricted assets	1,849	1,699	7,143	5,987
Interest expense	(11,667)	(11,336)	(46,948)	(45,605)
Realized gain (loss) on investments	177	(30)	245	(467)
Interest and other income	264	682	2,055	2,346
Loss on early debt extinguishment	—	—	—	(377)
Income before income taxes and equity in earnings of unconsolidated subsidiary	20,957	17,419	95,074	63,600
Income tax expense	(7,958)	(7,005)	(36,104)	(24,961)
Equity in earnings of unconsolidated subsidiary	423	394	848	432
Net income	$13,422	$10,808	$59,818	$39,071

Basic earnings per common share	$0.32	$0.26	$1.44	$0.94
Diluted earnings per common share	$0.31	$0.25	$1.39	$0.92
Weighted average common shares outstanding, basic	41,570,392	41,512,898	41,551,207	41,502,632
Weighted average common shares outstanding, diluted	43,155,322	42,790,664	43,146,881	42,528,885

Other Information
EmCare patient encounters	1,816,431	1,663,720	7,182,099	6,463,617
AMR ambulance transports	729,574	714,146	2,893,358	2,889,498
AMR weighted transports	741,909	729,222	2,945,725	2,950,605

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$30,334	$26,404	$132,579	$101,716
Depreciation and amortization expense	18,318	16,960	70,483	66,005
Interest income from restricted assets	1,849	1,699	7,143	5,987
Adjusted EBITDA	$50,501	$45,063	$210,205	$173,708

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations; and a reconciliation of income from operations to net income.

(2) Unaudited.

EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Reconciliation of Adjusted EBITDA to Cash Flows Provided by Operating Activities

(in thousands)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Adjusted EBITDA	$50,501	$45,063	$210,205	$173,708
Interest paid	(11,140)	(10,807)	(44,874)	(43,506)
Change in accounts receivable	(3,984)	(9,533)	(74,991)	(4,740)
Change in other operating assets/liabilities	4,579	16,125	5,868	38,072
Equity based compensation	434	400	1,727	1,431
Other	482	900	(117)	777
Net cash provided by operating activities	$40,872	$42,148	$97,818	$165,742

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
AMR
Income from operations	$2,835	$4,348	$33,284	$35,203
Depreciation and amortization expense	14,853	13,792	56,560	53,024
Interest income from restricted assets	721	611	2,881	2,444
Adjusted EBITDA (1)	18,409	18,751	92,725	90,671

EmCare
Income from operations	27,499	22,056	99,295	66,513
Depreciation and amortization expense	3,465	3,168	13,923	12,981
Interest income from restricted assets	1,128	1,088	4,262	3,543
Adjusted EBITDA	32,092	26,312	117,480	83,037

Total
Income from operations	30,334	26,404	132,579	101,716
Depreciation and amortization expense	18,318	16,960	70,483	66,005
Interest income from restricted assets	1,849	1,699	7,143	5,987
Adjusted EBITDA	$50,501	$45,063	$210,205	$173,708

(1) AMR adjusted EBITDA includes $2.2 million of restructuring charges for the year ended December 31, 2007, $5.2 million for the three months ended December 31, 2006 and $6.4 million for the year ended December 31, 2006.

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Statements of Cash Flows

(in thousands)

	Quarter ended December 31,		Year ended December 31,
	2007 [1]	2006 [1]	2007 [1]	2006
Cash Flows from Operating Activities
Net income	$13,422	$10,808	$59,818	$39,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	26,855	24,748	107,123	93,339
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(3,984)	(9,533)	(74,991)	(4,740)
Insurance accruals	(3,021)	(1,937)	(3,006)	8,414
Other assets and liabilities	7,600	18,062	8,874	29,658
Net cash provided by operating activities	40,872	42,148	97,818	165,742

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(6,706)	(17,119)	(37,976)	(59,513)
Acquisition of businesses, net of cash received	—	(11,968)	(75,648)	(23,555)
Insurance collateral	18,172	3,410	10,872	(28,363)
Other investing activities	(550)	164	2,526	(1,696)
Net cash provided by (used in) investing activities	10,916	(25,513)	(100,226)	(113,127)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	1	—	383	104
EMSC equity issuance costs	—	—	—	(2,408)
Borrowings under revolving credit facility	—	—	70,300	—
Repayments of capital lease obligations and other debt	(40,218)	(1,677)	(76,033)	(27,066)
Increase (decrease) in bank overdrafts	(5,051)	1,914	(2,664)	(1,957)
Net cash provided by (used in) financing activities	(45,268)	237	(8,014)	(31,327)

Change in cash and cash equivalents	6,520	16,872	(10,422)	21,288
Cash and cash equivalents, beginning of period	22,394	22,464	39,336	18,048
Cash and cash equivalents, end of period	$28,914	$39,336	$28,914	$39,336

Non-cash Activities
Re-financing of equipment under existing capital lease	$—	$—	$8,038	$—

(1) Unaudited.

END